                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                                 SOLUTIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 SOLUTIA, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

THIS PROXY MATERIAL IS SENT TO YOU FOR YOUR INFORMATION AS THE HOLDER OF SOLUTIA STOCK OPTIONS. YOU ARE NOT ENTITLED, HOWEVER, TO VOTE ANY OPTIONED SHARES. IF YOU WERE A RECORD HOLDER ON FEBRUARY 25, 2002, AS THE RESULT OF YOUR HAVING PARTIALLY EXERCISED YOUR OPTIONS, YOU WILL RECEIVE A PROXY CARD FOR THOSE SHARES.

[SOLUTIA LOGO]
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, MO 63166-6760

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:                          Wednesday, April 24, 2002

TIME:                          1:30 p.m., Central Daylight Time

PLACE:                         St. Louis Marriott West Hotel
                               660 Maryville Centre Drive
                               St. Louis, Missouri 63141

MATTERS TO BE VOTED ON:       - Election of three directors
                              - Approval of the Solutia Inc. 2002-2006 Long-
                                Term Incentive Plan
                              - Ratification of the appointment of Deloitte &
                                Touche LLP as principal independent auditors for the year 2002
                              - Any other matters if properly raised

Only stockholders of record at the close of business on February 25, 2002, may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, PLEASE CAST YOUR VOTE BY PHONE OR ON THE INTERNET, OR COMPLETE, DATE, AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

If you are a stockholder and you wish to attend the annual meeting, you will need to bring your admission card or proof of beneficial ownership. You may also be asked to present identification.

                                           /s/ KARL R. BARNICKOL
                                           Karl R. Barnickol
                                           Secretary

March 14, 2002

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Information About the Annual Meeting........................      1
Election of Directors (Proxy Item No. 1)....................      4
  Structure of the Board....................................      4
  Nominees For a Three-Year Term That Will Expire in 2005...      5
  Directors Whose Terms Will Expire in 2003.................      6
  Directors Whose Terms Will Expire in 2004.................      7
  Board Meetings and Committees.............................      7
  Compensation of Directors.................................      9
Ownership of Solutia Common Stock...........................      9
  Ownership by Directors and Executive Officers.............      9
  Ownership by Others.......................................     11
Compensation of Executive Officers and Other Information....     12
  Report of the Executive Compensation and Development
     Committee..............................................     12
  Summary Compensation Table................................     15
  Option Grants in 2001.....................................     16
  Aggregated Option Exercises in 2001 and Year-End Option
     Values.................................................     17
  Pension Plans.............................................     17
  Agreements with Named Executive Officers..................     18
  Stock Price Performance Graph.............................     19
Approval of the Solutia Inc. 2002-2006 Long-Term Incentive
  Plan (Proxy Item No. 2)...................................     20
Ratification of Appointment of Independent Auditors (Proxy
  Item No. 3)...............................................     21
  Report of the Audit and Finance Committee.................     21
  Audit Fees................................................     22
  Request for Ratification..................................     22
Additional Information......................................     23
  Information About Stockholder Proposals...................     23
  Multiple Stockholders Having the Same Address.............     23
Appendix A -- Solutia Inc. 2002-2006 Long-Term Incentive
  Plan......................................................    A-1

PROXY STATEMENT FOR THE SOLUTIA INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

WHY AM I RECEIVING THESE PROXY MATERIALS?

Solutia's Board of Directors is soliciting proxies to be voted at the 2002 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted on at the meeting.

On March 14, 2002, we began mailing these proxy materials to all stockholders of record at the close of business on February 25, 2002, the record date for the 2002 Annual Meeting. On the record date, there were 104,604,349 shares of Solutia common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.

As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the St. Louis Marriott West Hotel on April 24, 2002, and for ten days prior to the meeting, during ordinary business hours, at Solutia's world headquarters, 575 Maryville Centre Drive, St. Louis, Missouri 63141.

HOW MANY VOTES DO I HAVE?

You may vote all shares of Solutia common stock that you owned at the close of business on February 25, 2002, the record date. These shares include:

     - shares held directly in your name as the "stockholder of record";

     - shares held for you as the beneficial owner through a broker, bank, or other nominee in "street name"; and

     - shares credited to your account in the Solutia Inc. Savings and Investment Plan, the Monsanto Savings and Investment Plan, or the Pharmacia Savings and Investment Plan.

IF I AM A STOCKHOLDER OF RECORD, HOW CAN I VOTE MY SHARES?

You can vote by proxy or in person.

HOW DO I VOTE BY PROXY?

If you are a stockholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help Solutia reduce costs.

     - Voting Your Proxy By Telephone

       In the United States and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, seven days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

     - Voting Your Proxy By Internet

       You can also choose to vote over the Internet. The web site address for Internet voting is on your proxy card. Internet voting is available 24 hours a day, seven days a week up through the day before the meeting. If you vote over the Internet, you do not need to return your proxy card. Please note that if you vote over the Internet, you may incur costs such as telecommunication and Internet connection charges.

     - Voting Your Proxy By Mail

       If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to EquiServe in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and whether your shares should be voted for or against the approval of the Solutia Inc. 2002-2006 Long-Term Incentive Plan, and for or against the ratification of the appointment of the principal independent auditors for 2002. If you vote by telephone or Internet and choose to vote with the recommendation of Solutia's Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted:

     - "FOR" the election of all three nominees for director;

     - "FOR" approval of the Solutia Inc. 2002-2006 Long-Term Incentive Plan;
       and

     - "FOR" ratification of the appointment of the principal independent auditors for 2002.

If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it in any one of three ways:

     - submit a valid, later-dated proxy;

     - notify Solutia's Secretary in writing before the annual meeting that you have revoked your proxy; or

     - vote in person at the annual meeting.

HOW DO I VOTE IN PERSON?

If you are a stockholder of record, you may cast your vote in person at the annual meeting. If you plan to vote in person, please see "How Can I Gain Admittance to the Annual Meeting?" on page 4.

IF I HOLD SHARES IN STREET NAME, HOW CAN I VOTE MY SHARES?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction form included in these materials by your broker or nominee.

HOW DO I VOTE MY SHARES HELD IN SOLUTIA'S DIVIDEND REINVESTMENT PLAN?

If you are a participant in the Dividend Reinvestment Plan administered by Equiserve for Solutia stockholders, your proxy will also serve as an instruction to vote the shares held under this plan in the manner indicated on the proxy. If your proxy is not received, your shares held in the Dividend Reinvestment Plan will not be voted.

HOW DO I VOTE MY SOLUTIA COMMON STOCK HELD IN SIP?

If you are both a registered stockholder of Solutia and a participant in the Solutia Inc. Savings and Investment Plan, the Monsanto Savings and Investment Plan, or the Pharmacia Savings and Investment Plan, you will receive a single proxy card that covers shares of Solutia common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan in which you are a participant. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through any of these plans and you do not return your proxy by Friday, April 19, 2002, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of Solutia common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee's duties.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Three Directors              The nominees who receive the most votes for the available
(Proxy Item No. 1)                       positions will be elected. If you do not vote for a
                                         particular nominee, or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

Approval of Solutia Inc. 2002-2006       The affirmative vote of a majority of the shares present in
Long-Term Incentive Plan (Proxy Item     person or by proxy at the annual meeting is required to
No. 2)                                   approve this plan. If you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

Ratification of Appointment of           The affirmative vote of a majority of the shares present in
Independent Auditors (Proxy Item No. 3)  person or by proxy at the annual meeting is required to ratify the appointment of the principal independent auditors for 2002. If you "abstain" from voting, it has the same
                                         effect as if you voted "against" this proposal.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in street name on particular proposals, the shares not voted ("broker non-votes") will have the same effect as a vote against these proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES?

Solutia is paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Solutia has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $12,500 plus reimbursement of out-of-pocket expenses. A few officers and employees of Solutia may also participate in the solicitation, without additional compensation.

HOW CAN I GAIN ADMITTANCE TO THE ANNUAL MEETING?

If you are a stockholder of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting. If you hold your shares in street name through a bank or broker, you will need to bring proof of ownership, such as a recent account statement or letter from your bank or broker. You may also be asked to present identification.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

STRUCTURE OF THE BOARD

Our Restated Certificate of Incorporation and by-laws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year's annual meeting. Vacancies on the board may be filled by persons elected by a majority of the remaining directors, or, at the direction of the remaining directors, by Solutia's stockholders. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. In June 2001, Mr. Robert T. Blakely resigned from the board, and the board decreased its size to nine members. In October 2001, the board increased its size to ten members and elected Mr. Paul Donovan to fill the newly created directorship in the class of 2003. Effective at the end of January 2002, Mr. Michael E. Miller retired as a director in accordance with Solutia's policy that employee directors retire from the board coincident with, or soon after, their retirement as employees, and the board decreased its size to nine members. We will greatly miss Mr. Miller's dedicated service to Solutia.

Solutia's Board of Directors has nominated three individuals, all of whom are currently directors of Solutia, for election as directors at the 2002 Annual
Meeting: Mr. Paul H. Hatfield, Mr. J. Patrick Mulcahy, and Ms. Sally G. Narodick. All but Ms. Narodick were previously elected by Solutia's stockholders. Ms. Narodick was elected by Solutia's Board of Directors. Directors nominated for election would hold office until the annual meeting in 2005, or until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

The board is not aware that any nominee named in this proxy statement will be unwilling or unable to stand for election as a director. If that happens, however, your proxy authorizes us to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2005


PAUL H. HATFIELD            PRINCIPAL OCCUPATION: PRINCIPAL, HATFIELD CAPITAL GROUP
                            FIRST BECAME DIRECTOR: 1997
[PAUL H. HATFIELD PHOTO]    AGE: 66
                            Mr. Hatfield has been a principal of Hatfield Capital Group since 1997. He was chairman of the board, president, and
                            chief executive officer of Petrolite Corporation from 1995 to 1997. Mr. Hatfield is a director of Penford Corporation and Maritz, Inc.

J. PATRICK MULCAHY          PRINCIPAL OCCUPATION: CHIEF EXECUTIVE OFFICER, ENERGIZER
                            HOLDINGS, INC.
[J. PATRICK MULCAHY         FIRST BECAME DIRECTOR: 1999
PHOTO]                      AGE: 58
                            Mr. Mulcahy has been chief executive officer of Energizer
                            Holdings, Inc. since 2000. He was chairman and chief
                            executive officer of Eveready Battery Company Inc., a
                            subsidiary of Ralston Purina Company, from 1987 to 2000, and a corporate officer of Ralston Purina Company from 1984 to
                            2000. He served as co-chief executive officer and
                            co-president of Ralston Purina Company from 1997 to 1999.
                            Mr. Mulcahy is a director of Energizer Holdings, Inc.

SALLY G. NARODICK           PRINCIPAL OCCUPATION: EDUCATIONAL TECHNOLOGY AND E-LEARNING
                            CONSULTANT
[SALLY G. NARODICK          FIRST BECAME DIRECTOR: 2000
PHOTO]                      AGE: 56
                            Ms. Narodick is an educational technology and e-learning
                            consultant. She was chief executive officer of Apex
                            Learning, Inc., an internet educational software company,
                            from its founding in 1998 until her retirement in 2000.
                            Previously, she served as an education technology
                            consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. Ms. Narodick was chair and chief executive officer of Edmark Corporation from 1989 to 1996.
                            She is a director of Penford Corporation, Puget Sound
                            Energy, Inc., and Click2learn, Inc.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003


PAUL DONOVAN                PRINCIPAL OCCUPATION: SENIOR VICE PRESIDENT AND CHIEF
                            FINANCIAL OFFICER, WISCONSIN ENERGY CORPORATION
[PAUL DONOVAN PHOTO]        FIRST BECAME DIRECTOR: 2001
                            AGE: 54
                            Mr. Donovan has been senior vice president and chief
                            financial officer of Wisconsin Energy Corporation since
                            1999. He was executive vice president and chief financial
                            officer of Sundstrand Corporation from 1990 to 1999. He is a director of AMCORE Financial, Inc. and Woodward Governor
                            Company.

ROBERT H. JENKINS           PRINCIPAL OCCUPATION: RETIRED CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER, SUNDSTRAND CORPORATION
[ROBERT H. JENKINS          FIRST BECAME DIRECTOR: 1997
PHOTO]                      AGE: 59
                            Mr. Jenkins was chairman of the board and chief executive
                            officer of Sundstrand Corporation from 1997 to 1999. He was president and chief executive officer of Sundstrand
                            Corporation from 1995 to 1997. Mr. Jenkins is a director of
                            AK Steel Holdings Corporation, CLARCOR Inc., Pella
                            Corporation, Sentry Insurance, and Visteon Corporation.

FRANK A. METZ, JR.          PRINCIPAL OCCUPATION: RETIRED SENIOR VICE PRESIDENT, FINANCE
                            AND PLANNING, AND CHIEF FINANCIAL OFFICER, INTERNATIONAL
[FRANK A. METZ, JR.         BUSINESS MACHINES CORPORATION
PHOTO]                      FIRST BECAME DIRECTOR: 1997
                            AGE: 68
                            Mr. Metz was senior vice president, finance and planning,
                            and chief financial officer of International Business
                            Machines Corporation from 1986 to 1993 and a director from
                            1991 to 1993. Mr. Metz is a director of Allegheny Energy,
                            Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004


JOHN C. HUNTER III          PRINCIPAL OCCUPATION: CHAIRMAN, PRESIDENT, AND CHIEF
                            EXECUTIVE OFFICER, SOLUTIA INC.
[JOHN C. HUNTER III         FIRST BECAME DIRECTOR: 1997
PHOTO]                      AGE: 55
                            Mr. Hunter has been chairman and chief executive officer of
                            Solutia Inc. since 1999 and president since 1997. He was
                            chief operating officer from 1997 to 1999. From 1995 to
                            1997, he was president of the Fibers Business Unit of
                            Monsanto Company. Mr. Hunter is a director of Penford
                            Corporation. He is also on the board of directors of
                            Missouri Baptist Hospital.

WILLIAM D. RUCKELSHAUS      PRINCIPAL OCCUPATION: STRATEGIC DIRECTOR, MADRONA VENTURE
                            GROUP
[WILLIAM D. RUCKELSHAUS     FIRST BECAME DIRECTOR: 1997
PHOTO]                      AGE: 69
                            Mr. Ruckelshaus has been strategic director, Madrona Venture
                            Group since 1999. He has also been a principal of Madrona
                            Investment Group L.L.C. since 1996. From 1988 to 1997, Mr.
                            Ruckelshaus was chairman of Browning-Ferris Industries, Inc.
                            and chairman and chief executive officer from 1988 to 1995.
                            He was of counsel to Perkins Coie from 1985 to 1988. He
                            served as administrator of the Environmental Protection
                            Agency from 1983 to 1985. Mr. Ruckelshaus is a director of
                            Cummins Engine Co., Inc., Nordstrom, Inc., Pharmacia
                            Corporation, and Weyerhaeuser Company.

JOHN B. SLAUGHTER           PRINCIPAL OCCUPATION: PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                            NACME, INC.
[JOHN B. SLAUGHTER          FIRST BECAME DIRECTOR: 1997
PHOTO]                      AGE: 67
                            Dr. Slaughter has been the president and chief executive
                            officer of the National Action Council for Minorities in
                            Engineering, Inc. (NACME), a non-profit corporation, since
                            2000. From 1999 to 2000, he was the Irving R. Melbo
                            professor of leadership in education at the University of
                            Southern California and president emeritus of Occidental
                            College, where he served as president from 1988 to 1999. He was the director of the National Science Foundation from
                            1980 to 1982. Dr. Slaughter is a director of International
                            Business Machines Corporation and Northrop Grumman Corp. He
                            is a Fellow of the American Academy of Arts and Sciences,
                            the American Association for the Advancement of Science, and
                            the Institute of Electrical and Electronic Engineers. He is
                            also a member of the National Academy of Engineering.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors met ten times in 2001. In addition, directors attended meetings of board committees. A description of each committee and its current membership follows.

Audit and Finance Committee

Members: Mr. Metz, Chairman; Messrs. Donovan and Mulcahy, and Dr. Slaughter

The Audit and Finance Committee, composed of non-employee directors, met five times in 2001. Solutia's Board of Directors has concluded that each member of the committee is independent and financially literate within the meaning of the New York Stock Exchange rules regarding audit committees. The committee reviews and monitors Solutia's internal controls, financial reports, and accounting practices as well as the scope and extent of the audits performed by both the independent and internal auditors. The committee also recommends to the full board the selection of Solutia's principal independent auditors, and it approves in advance all significant audit and non-audit services provided by these auditors. The internal and principal independent auditors meet with this committee, with and without management representatives present, to discuss the results of their examination, the adequacy of Solutia's internal accounting controls, and the quality of Solutia's financial reporting.

The Audit and Finance Committee also reviews and monitors Solutia's financial policies, including planning and capital structure, so that they conform to Solutia's requirements for growth and sound operation.

The Board has adopted a written charter setting out the functions the committee is to perform.

Executive Compensation and Development Committee

Members: Mr. Hatfield, Chairman; Messrs. Jenkins and Metz

The Executive Compensation and Development Committee, composed of non-employee directors, met six times in 2001. The committee recommends to the board the establishment and modification of Solutia's management incentive plans. The committee makes grants and awards under these plans to Solutia's senior management, including its executive officers, and administers and interprets these plans. The committee has delegated authority to a compensation committee composed of senior managers to make option grants and cash awards under the incentive plans to employees other than senior management. The Executive Compensation and Development Committee also has authority to approve the establishment, modification, and termination of other executive compensation programs and agreements. In addition, the committee reviews plans for executive succession and determines the salaries of Solutia's senior management, including its executive officers.

Governance Committee

Members: Mr. Ruckelshaus, Chairman; Ms. Narodick, Mr. Jenkins, and Dr. Slaughter

The Governance Committee, composed of non-employee directors, met six times in 2001. The committee serves as a nominating committee to consider candidates for the board. As such, it approved the slate of director nominees in this proxy statement for submission to the board. The committee develops internal criteria for the selection of directors. In performing these responsibilities, the committee consults with the chairman of the board. The committee will consider candidates for election as director whose nomination is recommended by stockholders. Any stockholder wishing to make such a recommendation should submit the nominee's name, together with the nominee's qualifications and consent to being considered as a nominee, in writing by year-end to Solutia's secretary.

Each year the Governance Committee evaluates the performance of the board to ensure that the directors are fulfilling their responsibilities in a manner that effectively serves the interests of Solutia's stockholders. As part of this annual evaluation, the committee also reconsiders the principles and procedures that it has developed for the board. The Governance Committee also regularly reviews and monitors Solutia's performance as it affects employees, communities, and the environment.

COMPENSATION OF DIRECTORS

Directors who are Solutia employees do not receive payment for their services as directors.

The following table displays all components of compensation for non-employee directors:

----------------------------------------------------------------------------
        Form of Compensation                   Amount of Compensation
----------------------------------------------------------------------------
  Annual Board Retainer*                              $50,000
----------------------------------------------------------------------------
  Annual Retainer for Committee                        $5,000
     Chairman
----------------------------------------------------------------------------
  Committee Attendance Fee (each                       $1,000
     meeting)
----------------------------------------------------------------------------
  Initial Option Grant                   option on 8,000 shares of Solutia
     (upon first election to board)                 common stock
----------------------------------------------------------------------------
  Annual Option Grant**                  option on 2,000 shares of Solutia
                                                    common stock
----------------------------------------------------------------------------

      * At least half of the annual retainer is credited to the director's deferred stock account in quarterly installments and is paid out in Solutia common stock following the termination of the director's service on the board. Each non-employee director may elect to receive the other half of the annual retainer in cash or to defer all or a part into the deferred stock account, an interest-bearing cash account, or both.

     ** The annual option grant is normally made on the date of the annual meeting of stockholders to newly elected directors and those directors who are continuing in office. The annual option grant for a director's first year is prorated if the director is elected at a time other than the date of the annual meeting of stockholders. The exercise price of these non-qualified stock options is equal to the fair market value of Solutia common stock on the date of the grant. The stock options generally become exercisable in three equal annual installments. The stock options have a term of ten years but terminate two years after a director's board service ends for any reason, if earlier.

Non-employee directors received options as follows in 2001:

---------------------------------------------------------------------------------------------------------------
                                                                     Number of Shares            Exercise
               Director                            Date                Under Option               Price
---------------------------------------------------------------------------------------------------------------
  Messrs. Hatfield, Jenkins, Metz,               4/25/01               2,000 shares              $12.445
     Mulcahy, and Ruckelshaus, Ms.
     Narodick and Dr. Slaughter
---------------------------------------------------------------------------------------------------------------
  Mr. Donovan                                    10/24/01              9,167 shares              $11.825
---------------------------------------------------------------------------------------------------------------

Non-employee directors do not have a retirement plan, nor do they participate in Solutia's benefit plans. They are, however, covered under Solutia's business travel accident insurance policy while traveling on Solutia's business.

Because non-employee directors are required to take at least half of their annual retainer in the form of deferred common stock, they will have an ever increasing stake in Solutia. Therefore, the board has not considered it necessary to adopt a stock ownership requirement for non-employee directors.

OWNERSHIP OF SOLUTIA COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows Solutia common stock owned beneficially by Solutia's directors and executive officers, including deferred shares credited to the account of each non-employee director, as of

December 31, 2001. In general, "beneficial ownership" includes those shares a person has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, each person has sole voting and investment power over his or her shares.

  -------------------------------------------------------------------------------------------------------------------
                                               Shares of Common Stock            Shares Underlying
                                                 Beneficially Owned             Options Exercisable
                 Name                                 (a)(b)(c)                 Within 60 Days (d)            Total
  -------------------------------------------------------------------------------------------------------------------
  Karl R. Barnickol                                     156,045(e)                     184,116                340,161
  -------------------------------------------------------------------------------------------------------------------
  Russell J. Belle                                       52,475(f)                      84,368                136,843
  -------------------------------------------------------------------------------------------------------------------
  Robert A. Clausen                                     107,125                        259,237                366,362
  -------------------------------------------------------------------------------------------------------------------
  Paul Donovan                                              702                             --                    702
  -------------------------------------------------------------------------------------------------------------------
  Paul H. Hatfield                                       20,405                         13,333                 33,738
  -------------------------------------------------------------------------------------------------------------------
  John C. Hunter III                                    297,980                        362,614                660,594
  -------------------------------------------------------------------------------------------------------------------
  Robert H. Jenkins                                      13,175(g)                      13,333                 26,508
  -------------------------------------------------------------------------------------------------------------------
  Frank A. Metz, Jr.                                      8,296                         13,333                 21,629
  -------------------------------------------------------------------------------------------------------------------
  Michael E. Miller                                     216,301(h)                     328,700                545,001
  -------------------------------------------------------------------------------------------------------------------
  J. Patrick Mulcahy                                     10,191                          6,999                 17,190
  -------------------------------------------------------------------------------------------------------------------
  Sally G. Narodick                                       5,311                          3,055                  8,366
  -------------------------------------------------------------------------------------------------------------------
  William D. Ruckelshaus                                 15,947(i)                      13,333                 29,280
  -------------------------------------------------------------------------------------------------------------------
  John B. Slaughter                                       8,304(j)                      13,333                 21,637
  -------------------------------------------------------------------------------------------------------------------
  All directors and executive
    officers (17 persons)                             1,029,367(k)                   1,552,805              2,582,172
  -------------------------------------------------------------------------------------------------------------------

(a) The number of shares shown includes shares held under the Solutia Inc. Savings and Investment Plan ("SIP"): Mr. Hunter, 33,128; Mr. Barnickol, 31,097; Mr. Belle, 20,377; Mr. Clausen, 4,306; Mr. Miller, 13,003; and
    directors and executive officers as a group, 127,186. Executive officers have sole discretion over voting shares held under SIP and, within limitations provided by SIP, sole discretion over investment of shares. Shares are voted by the trustees of SIP in accordance with instructions from participants. If the trustees do not receive instructions as to the voting of particular shares, the shares are voted in proportion to instructions actually received from other participants in SIP.

(b) The number of shares shown includes deferred shares credited to the account of each non-employee director, as follows: Mr. Donovan, 702 shares; Mr. Hatfield, 13,005 shares; Mr. Jenkins, 13,005 shares; Mr. Metz, 6,504 shares; Mr. Mulcahy, 9,191 shares; Ms. Narodick, 5,311 shares; Mr. Ruckelshaus, 13,005 shares; and Dr. Slaughter, 6,504 shares. As noted under "Compensation of Directors" on page 9, a minimum of half of a non-employee director's annual retainer is credited to the director's deferred stock account and is paid in stock as soon as practicable following the termination of the director's service on the board. The non-employee directors have no current voting or investment power over these deferred shares.

(c) The number of shares shown includes restricted stock granted under the Solutia Inc. 1997 Stock-Based Incentive Plan in payment of awards earned under the Solutia Inc. 1998-1999 Long-Term Incentive Plan, as follows: Mr. Hunter, 207,698 shares; Mr. Barnickol, 58,047 shares; Mr. Belle, 25,033 shares; Mr. Clausen, 62,691 shares; and Mr. Miller, 82,233 shares; and directors and executive officers as a group, 527,517. With respect to these shares, executive officers have sole voting power but no current investment power.

(d) The shares shown represent stock options granted under Solutia's incentive plans, including stock options resulting from the conversion of Monsanto Company stock options at the time of the spinoff of Solutia by Monsanto Company in 1997.

(e) The number of shares shown for Mr. Barnickol includes 1,778 shares owned jointly by Mr. Barnickol and his wife.

(f) The number of shares shown for Mr. Belle includes 858 shares owned jointly by Mr. Belle and his wife.

(g) The number of shares shown for Mr. Jenkins includes 170 shares owned jointly by Mr. Jenkins and his wife.

(h) The number of shares shown for Mr. Miller includes 120,564 shares with respect to which Mr. Miller shares voting and investment power.

(i) The number of shares shown for Mr. Ruckelshaus includes 500 shares owned jointly by Mr. Ruckelshaus and his wife.

(j) The number of shares shown for Dr. Slaughter includes 137 shares owned by Dr. Slaughter's wife. Dr. Slaughter expressly disclaims beneficial ownership of these shares.

(k) The number of shares shown for all directors and executive officers as a group includes 20 shares owned by members of the households of executive officers not named above.

The total share holdings reported above for all directors and executive officers as a group equal approximately 2.5% of the number of shares of Solutia common stock outstanding on December 31, 2001.

OWNERSHIP BY OTHERS

The following table shows all persons or entities that Solutia knows were "beneficial owners" of more than five percent of Solutia common stock on December 31, 2001.

                                                 Amount and Nature of
                                                Beneficial Ownership of             Percent
Name and Address of Beneficial Owner             Company Common Stock               of Class
------------------------------------            -----------------------             --------
FMR Corp.                                             15,634,340(a)                 15.000%(a)
82 Devonshire Street
Boston, Massachusetts 02109

(a) This information is based on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. on behalf of itself, certain wholly-owned subsidiaries of FMR, certain FMR shareholders, and Fidelity International Limited. Fidelity Management & Research Company, one of these subsidiaries, is the beneficial owner of 13,370,700 of these shares (12.828% of Solutia's common stock). This subsidiary, and FMR through its control of this subsidiary, each have sole power to dispose of 13,370,700 shares but no sole or shared power to vote or direct the voting of these shares. Through its control of Fidelity Management Trust Company, FMR has sole power to dispose of 1,941,320 shares and sole power to vote or direct the voting of 1,934,820 shares. Strategic Advisers, Inc., an FMR subsidiary, has sole dispositive power over 460 shares. Fidelity International Limited has sole power to dispose of, and sole power to vote, 321,860 shares.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Executive Compensation and Development Committee of Solutia's Board of Directors is comprised of three directors who are not, and have never been, employees of Solutia. The committee establishes compensation policy for Solutia and administers the compensation program for Solutia's senior management, including its executive officers.

Each year the committee reviews Solutia's executive compensation program and assesses it against salary levels, annual bonus levels, and long-term incentives at a broad group of companies (the "comparison group") including companies represented in the S&P specialty and diversified chemicals indices as well as other industrial companies, using information available from market surveys provided by independent consultants. In making this assessment, the committee takes into consideration company size. Based on this comparative data, the financial parameters that the committee considers critical to Solutia's strategy, and the compensation-related objectives that the committee wishes to foster, the committee approved the program for 2001 that is described below.

Policies and Objectives

The committee's objectives reflected in Solutia's compensation programs for 2001, including its executive compensation program described below, were to:

     - balance appropriately our primary focus on the accomplishments of the individual business units and our focus on the priorities of the enterprise as a whole;

     - focus and reward employees based upon key measures of Solutia's success: cash management, operating income, and revenue; and

     - build an ownership mentality throughout Solutia.

The three key components of Solutia's executive compensation program are:

     - base salary;

     - annual incentive compensation; and

     - long-term incentive compensation.

The committee intends to maintain base salaries for the executives named in the Summary Compensation Table and other members of senior management at approximately the 50th percentile of companies of comparable size in the comparison group. Annual incentive awards and long-term incentive compensation for exceptional performance are designed to provide rewards significantly above market competitive levels.

Annual Incentive Program

The annual incentive program for senior management, including the chief executive officer, and all other management level employees provides for awards to be determined shortly after the end of the year being measured. As written, the annual plan in effect in 2001 provided that:

     - threshold levels of revenue and operating income had to be attained in order for the annual incentive awards to be paid;

     - actual awards would depend principally upon achieving revenue and income targets set at the beginning of 2001; and

     - the committee would have discretion to adjust awards based on enterprise results measured against targets, business unit accomplishments, and an individual's personal performance as measured against his or her particular responsibilities.

Long-Term Incentive Program

For the executive officers, including the chief executive officer, and certain other members of senior management, the 2000-2002 long-term incentive program has two components:

     - a long-term incentive opportunity based upon cumulative enterprise results for the 2000-2002 performance period; and

     - a non-qualified stock option grant.

2000-2002 LONG-TERM INCENTIVE OPPORTUNITY. This opportunity is designed to focus senior management on the financial performance required for Solutia's long-term profitable growth. Awards will depend principally upon achieving cumulative revenue growth, earnings per share, and free cash flow targets for the three-year period 2000-2002. Threshold levels of revenue growth, cumulative earnings per share, and cumulative free cash flow must be achieved for awards to be earned. The committee has discretion to adjust awards. Awards, if any, are to be paid in cash by the end of March 2003.

STOCK OPTIONS. Approximately 650 management level employees received stock option grants during 2001. The size of the grant to each employee was based on both the employee's level of responsibility and his or her individual performance. The stock options granted in 2001 have a ten-year term and an exercise price equal to the fair market value of a share of Solutia common stock on the option grant date. With the exception of the grant to the vice chairman discussed below on page 16, the options granted to the named executive officers, including the chief executive officer, and certain other members of management, become exercisable on the earlier of the achievement of four pre-established increases in the fair market value of Solutia's common stock or on the ninth anniversary of the option grant date. Options granted to other management level employees generally become exercisable in thirds on each of the first three anniversaries of the stock option grant date.

Compensation for 2001

The committee previously increased Mr. Hunter's base salary (in January of 2000) consistent with the stated policy of maintaining base salaries for executive officers at approximately the 50th percentile for companies of comparable size in the comparison group. Considering this increase and an assessment of Solutia's performance during 2000 and 2001, the committee chose to maintain Mr. Hunter's base salary at the 2000 level.

Threshold levels of revenue and operating income under the annual incentive plan for 2001 were not achieved. Therefore, Mr. Hunter and three of the other named executive officers did not receive an annual incentive award for the 2001 performance year. The committee, however, determined that enterprise thresholds should be waived in order to reward those businesses that achieved or exceeded their performance targets for the year despite the challenging economic environment. Therefore, because our Industrial Products business exceeded its earnings target, Mr. Belle, as Vice President and General Manager of Industrial Products, received the bonus shown in the Summary Compensation Table.

Mr. Hunter received a non-qualified stock option to buy 150,000 shares of Solutia common stock. The committee increased the size of Mr. Hunter's option grant from prior years to further align Mr. Hunter's interests with those of Solutia's stockholders.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1,000,000 paid to one or more of the executive officers named in the Summary Compensation Table unless certain requirements are met. The committee attempts to comply with these requirements in designing option plans and annual and long-term incentive plans. However, the committee believes that its foremost responsibility is to attract and retain those executive officers who are critical to Solutia's success. The committee may, therefore, in unusual circumstances find it necessary to authorize compensation for particular officers that does not meet all the requirements of
Section 162(m). All executive compensation paid in 2001 is expected to be fully deductible under federal tax law. The committee has been advised by counsel that the new long-term incentive plan as submitted for stockholder approval at the 2002 annual meeting complies with Section 162(m).

Management Stock Ownership Requirements

The committee and management believe that the financial well-being of senior executives should be linked to the creation of stockholder value. Therefore, the committee has implemented stock ownership requirements for all executive officers and most other members of senior management. Stock ownership requirements are as follows:

     - six times base salary for the chief executive officer;

     - three times base salary for the two senior vice presidents; and

     - two times base salary for all other senior managers who have stock ownership requirements.

These requirements must be achieved in accordance with the following schedule:

     - 25% within two years of election;

     - 50% within three years of election; and

     - 100% within five years of election.

Restricted stock and shares held through Solutia's Savings and Investment Plan (401(k) plan) count toward achievement of these requirements as do shares held by the executive directly or in a trust. Unexercised stock options do not count. All of the named executive officers have achieved at least the 50% level.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

Paul H. Hatfield, Chairman
Robert H. Jenkins
Frank A. Metz, Jr.

SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------

                                             Annual Compensation
                            -----------------------------------------------------
              (a)               (b)          (c)            (d)           (e)
                                                                         Other
                                                                        Annual
           Name and                                                     Compen-
           Principal                        Salary         Bonus        sation
           Position            Year          ($)            ($)           ($)
---------------------------------------------------------------------------------
    J. C. Hunter III           2001        700,000            -0-       -0-
    Chairman, President,       2000        700,000            -0-       -0-
    Chief Executive            1999        508,333            -0-       -0-
    Officer, and Director
---------------------------------------------------------------------------------
    K. R. Barnickol            2001        275,000            -0-       -0-
    Senior Vice President,     2000        275,000            -0-       -0-
    General Counsel, and       1999        250,000            -0-       -0-
    Secretary
---------------------------------------------------------------------------------
    R. J. Belle (4)            2001        210,000        175,000       -0-
    Vice President and
    General Manager,
    Industrial Products and
    Resins and Additives
---------------------------------------------------------------------------------
    R. A. Clausen              2001        300,000            -0-       -0-
    Senior Vice President      2000        300,000            -0-       -0-
    and Chief Financial        1999        270,000            -0-       -0-
    Officer
---------------------------------------------------------------------------------
    M. E. Miller               2001        475,000            -0-       -0-
    Vice Chairman and          2000        475,000            -0-       -0-
    Director (through          1999        383,333            -0-       -0-
    January 31, 2002)
---------------------------------------------------------------------------------

---------------------------  -----------------------------------------------------
                                      Long-Term Compensation
                             -----------------------------------------
                                       Awards              Payouts
                             -----------------------------------------
              (a)                                            (h)
                                 (f)          (g)                          (i)
                             Restricted    Securities                   All Other
           Name and             Stock      Underlying        LTIP        Compen-
           Principal           Awards       Options        Payouts       sation
           Position            ($)(1)         (#)           ($)(2)       ($)(3)
---------------------------  -----------------------------------------------------
    J. C. Hunter III           -0-          150,000             -0-      100,720
    Chairman, President,       -0-           95,000             -0-       57,609
    Chief Executive            -0-          120,000       2,862,500       88,895
    Officer, and Director
---------------------------------------------------------------------------------
    K. R. Barnickol            -0-           25,000             -0-       28,015
    Senior Vice President,     -0-           22,500             -0-       40,279
    General Counsel, and       -0-           25,000         800,000       43,048
    Secretary
---------------------------------------------------------------------------------
    R. J. Belle (4)            -0-           30,000             -0-       10,546
    Vice President and
    General Manager,
    Industrial Products and
    Resins and Additives
---------------------------------------------------------------------------------
    R. A. Clausen              -0-           25,000             -0-       25,871
    Senior Vice President      -0-           22,500             -0-       34,036
    and Chief Financial        -0-           25,000         864,001       43,912
    Officer
---------------------------------------------------------------------------------
    M. E. Miller               -0-          100,000             -0-       65,268
    Vice Chairman and          -0-           65,000             -0-       80,434
    Director (through          -0-           50,000       1,133,340       64,842
    January 31, 2002)
---------------------------------------------------------------------------------

(1) On December 31, 2001, the named executive officers owned the restricted shares shown in the table below. All of these restricted shares are attributable to payouts under the Solutia Inc. 1998-1999 Long-Term Incentive Plan described in footnote (2) below. Dividends are paid on the restricted shares at the same rate paid to all Solutia's stockholders. The market value is based on the closing price of Solutia's common stock on December 31, 2001, which was $14.02.

      ----------------------------------------------------------------------------------------------------------------
                                  Mr. Hunter      Mr. Barnickol       Mr. Belle        Mr. Clausen        Mr. Miller
      ----------------------------------------------------------------------------------------------------------------
        Number of Shares           207,698            58,047            25,033            62,691            82,233
      ----------------------------------------------------------------------------------------------------------------
        Market Value on           $2,911,926         $813,819          $350,963          $878,928         $1,152,907
           December 31, 2001
      ----------------------------------------------------------------------------------------------------------------

(2) The figures for 1999 represent awards earned under the Solutia Inc. 1998-1999 Long-Term Incentive Plan. On February 25, 2000, awards for Messrs. Hunter, Barnickol, Belle, Clausen, and Miller were paid in the form of shares of Solutia common stock restricted against sale or other disposition until the earliest of December 31, 2004, the executive's retirement, death, total and permanent disability, or involuntary termination other than for cause, or a change of control. The number of shares was determined by dividing the dollar amount of the executive's award by the average of the high and low trading prices for Solutia's common stock for the three days immediately preceding the payment date.

(3) Amounts shown for 2001 include:

     - contributions to thrift/savings plans, as follows: Mr. Hunter, $33,600; Mr. Barnickol, $13,200; Mr. Belle, $10,080; Mr. Clausen, $14,400; and Mr. Miller, $22,800;

     - split dollar life insurance premiums, as follows: Mr. Hunter, $67,002; Mr. Barnickol, $14,697; Mr. Clausen, $11,353; and Mr. Miller, $35,611;

     - cost of executive travel accident protection for each executive officer named in this table: $118; and

     - "above-market interest" (as defined by the Securities and Exchange Commission) credited to Solutia Inc. Deferred Compensation Plan accounts as follows: Mr. Belle, $348 and Mr. Miller, $6,739.

(4) Mr. Belle became an executive officer of Solutia on February 1, 2001. Therefore, under Securities and Exchange Commission rules, his compensation for 1999 and 2000 is not included in this table.

OPTION GRANTS IN 2001

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Grant
                                            Individual Grants(1)                                               Date Value
---------------------------------------------------------------------------------------------------------------------------
    (a)                                               (b)            (c)            (d)            (e)            (f)
                                                   Number of      % of Total
                                                  Securities     Options/SARs
                                                  Underlying      Granted to    Exercise or                    Grant Date
                                                Options Granted  Employees in    Base Price     Expiration   Present Value
    Name                                              (#)        Fiscal Year     ($/Share)         Date          ($)(2)
---------------------------------------------------------------------------------------------------------------------------
    J. C. Hunter III                              150,000(3)         8.51          13.405        5/14/11        843,000
---------------------------------------------------------------------------------------------------------------------------
    K. R. Barnickol                                25,000(3)         1.42          13.850         9/3/11        145,000
---------------------------------------------------------------------------------------------------------------------------
    R. J. Belle                                    30,000(3)         1.70          13.215        6/26/11        166,200
---------------------------------------------------------------------------------------------------------------------------
    R. A. Clausen                                  25,000(3)         1.42          13.850         9/3/11        145,000
---------------------------------------------------------------------------------------------------------------------------
    M. E. Miller                                  100,000(4)         5.67          12.688        1/22/11        532,000
---------------------------------------------------------------------------------------------------------------------------

(1) All Solutia management stock options have a minimum one-year holding period, except in the event of a change of control. They expire ten years from the grant date unless forfeited earlier. They all carry stock tax withholding rights.

(2) In accordance with rules of the Securities and Exchange Commission, we have chosen the Black-Scholes option pricing model to estimate the grant date present value of the options shown in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. There is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants will be based solely on the performance of Solutia's stock price. The following assumptions were made for purposes of calculating the original grant date present value: an option life of five years, volatility of 40%, a dividend yield of 0.2%, and a risk-free interest rate of 4.6%.

(3) These options were granted under the Solutia Inc. 1997 Stock-Based Incentive Plan. The exercise price equals 100% of the fair market value per underlying share of Solutia common stock on the grant date. These options become exercisable in accordance with the following schedule:

----------------------------------------------------------------------------
       Percentage Increase in
        Fair Market Value of
        Company Common Stock                    Percentage of Option
       from Option Grant Date                       Exercisable
----------------------------------------------------------------------------
                 20                                      25
----------------------------------------------------------------------------
                 30                                      50
----------------------------------------------------------------------------
                 50                                      75
----------------------------------------------------------------------------
                 75                                     100
----------------------------------------------------------------------------

     The required increases in fair market value shown above must be maintained for a period of ten consecutive trading days in order for the respective percentages of the options to become exercisable. To avoid variable accounting treatment, these options become exercisable on the ninth anniversary of the option grant date even if the required percentage increases in fair market value have not been achieved.

(4) This option was granted under the Solutia Inc. 1997 Stock-Based Incentive Plan pursuant to the retention agreement with Mr. Miller described below on page 18. The exercise price equals 100% of the fair market value per underlying share of Solutia common stock on the grant date. Criteria for exercisability were subjective and included an evaluation of Mr. Miller's performance in implementing Solutia's cost-savings initiative and managing certain portfolio changes and joint venture divestitures. The option became exercisable with respect to all the shares on January 23, 2002.

AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

----------------------------------------------------------------------------
               (a)                      (b)                    (c)

                                       Shares
                                    Acquired on           Value Realized
               Name                 Exercise (#)               ($)
----------------------------------------------------------------------------
    J. C. Hunter III                      -0-                    -0-
----------------------------------------------------------------------------
    K. R. Barnickol                    73,005            590,124    (2)
----------------------------------------------------------------------------
    R. J. Belle                         5,408             42,858    (2)
----------------------------------------------------------------------------
    R. A. Clausen                         -0-                    -0-
----------------------------------------------------------------------------
    M. E. Miller                       75,708            525,035    (2)
----------------------------------------------------------------------------

------------------------------  -----------------------------------------------
               (a)                        (d)
                                       Number of                  (e)
                                       Securities               Value of
                                       Underlying             Unexercised
                                      Unexercised             In-the-Money
                                   Options at FY-End       Options at FY-End
                                          (#)                    ($)(1)
                                -----------------------------------------------
                                      Exercisable/            Exercisable/
               Name                  Unexercisable           Unexercisable
------------------------------  -----------------------------------------------
    J. C. Hunter III                362,614/405,000         133,905/103,360
----------------------------------------------------------------------------
    K. R. Barnickol                  184,116/85,000           580,869/6,355
----------------------------------------------------------------------------
    R. J. Belle                       84,368/60,000          220,121/26,106
----------------------------------------------------------------------------
    R. A. Clausen                    259,237/85,000           456,986/6,355
----------------------------------------------------------------------------
    M. E. Miller                    328,700/227,500         676,150/140,670
----------------------------------------------------------------------------

(1) These year-end values represent the difference between (a) the fair market value of the Solutia common stock underlying the options on December 31, 2001, and (b) the exercise prices of the options. "In-the-money" means that the fair market value of the underlying stock is greater than the option's exercise price on the valuation date.

(2) The value realized reflects the fair market value of the shares received on the exercise date minus the exercise price.

PENSION PLANS

The named executive officers are eligible for benefits payable under the defined benefit pension plans applicable to Solutia's regular full-time employees. An executive's benefits are based on his service with Monsanto Company (now known as Pharmacia Corporation) prior to the spinoff of Solutia and service with Solutia since the spinoff. Solutia's defined benefit pension plans consist of two accounts: a "Prior Plan Account" and a "Cash Balance Account."

     - The opening balance of the Prior Plan Account was the lump sum value of the executive's December 31, 1996, monthly retirement benefit earned prior to January 1, 1997, under Monsanto's defined benefit pension plans, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment. The formula used to calculate the opening balance was the greater of 1.4% of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of (1) average compensation received during the 36 months of employment with Monsanto prior to 1997 or (2) average compensation received during the highest three of the five calendar years of employment with Monsanto prior to 1997. For each year of the executive's continued employment with Solutia (including all of 1997), the executive's Prior Plan Account increases by 4% to recognize that prior plan benefits would have grown as a result of pay increases.

     - For each year during which the executive is employed by Solutia, 3% of annual compensation in excess of the Social Security wage base and a percentage, based on age, of annual compensation (salary and annual bonus) are credited to the Cash Balance Account. The applicable percentages and age ranges are: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49, and 7% for age 50 and over. In addition, the Cash Balance Account of executives who earned benefits under Monsanto's defined benefit pension plans before 1997 is credited each year (for up to ten years based on prior years of service with Monsanto before 1997) during which the executive is employed by Solutia (including all of 1997) with an amount equal to a percentage (based on age) of annual compensation. The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over.

The estimated annual benefits payable as a single life annuity beginning at age 65 (assuming that each executive officer remains employed by the company until age 65 and receives 4% annual compensation increases) are as follows: Mr. Hunter, $697,215; Mr. Barnickol, $277,721; Mr. Belle, $214,471; Mr. Clausen,
$383,104; and Mr. Miller, $509,634.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each executive officer named in the Summary Compensation Table other than Mr. Miller, who has retired, is a party to a change-of-control employment agreement. These agreements become effective upon a "change of control" of Solutia (as defined in the agreements). The agreements provide for the continuing employment of the executive after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive's employment is terminated by the company without "cause," or if the executive terminates his own employment for "good reason" (each as defined in the change-of-control employment agreement), the executive is entitled to severance benefits equal to a "multiple" of his annual compensation (including bonus) and continuation of certain benefits for a number of years equal to the multiple. The multiple is three for Messrs. Hunter, Barnickol, and Clausen, and two for Mr. Belle (or, in either case, the shorter number of years until the executive's normal retirement date). In addition, Messrs. Hunter, Barnickol, and Clausen are each entitled to receive the severance benefits if he voluntarily terminates his own employment during the 30-day period beginning on the first anniversary of certain changes of control. Finally, each named executive officer is entitled to an additional payment, if necessary, to make him whole as a result of any excise tax imposed by the Internal Revenue Code on certain change-of-control payments (unless the safe harbor below which the excise tax is imposed is not exceeded by more than ten percent, in which event the payments will be reduced to avoid the excise tax).

In January 2001, to maintain continuity of management through a series of major organizational and strategic changes, Solutia entered into a retention agreement with Mr. Michael E. Miller, who was Solutia's vice chairman and had been its chief operating officer. The position of chief operating officer was eliminated as a result of a management reorganization, but under the agreement Mr. Miller agreed to continue as vice chairman through January 23, 2002, to focus specifically on implementing the $100 million cost-savings initiative announced by Solutia in the fourth quarter of 2000, as well as on managing certain portfolio changes and taking appropriate steps for the strategic realignment of Solutia's interests in its joint ventures. Under this agreement, on January 23, 2001, Mr. Miller received a non-qualified performance-based stock option to buy up to 100,000 shares of Solutia common stock at a price of $12.688 per share, the fair market value of a share of Solutia common stock on the grant date. In accordance with the agreement, the Executive Compensation and Development Committee determined that this option should become exercisable with respect to all the shares on January 23, 2002, because of Mr. Miller's success in implementing Solutia's cost savings initiative and his leadership in reaching the recently announced agreement to divest our interest in our Advanced Elastomer Systems joint venture with the ExxonMobil Chemical Company. In accordance with the agreement, Mr. Miller is receiving a cash payment of $1.1 million in 2002.

In January 2002, to provide an effective transition in the leadership of both Solutia's Resins and Additives group and its Industrial Products group, Solutia entered into a retention agreement with Mr. Russell J. Belle, the Vice President and General Manager of these businesses. Mr. Belle agreed to continue his employment through June 30, 2002, unless he and Solutia mutually agreed at an earlier date that an effective transition had occurred. In return for this continued service, Solutia will pay Mr. Belle $490,000 on July 31, 2002, in addition to his normal compensation. If Solutia and Mr. Belle agree that his employment should be extended beyond June 30, 2002, his retention payment will be delayed until thirty days after the agreed date, and he will receive interest on the retention payment from July 31, 2002, through the date of payment at a rate equal to the average yield for the preceding year of the Moody's Baa Bond index composed of Moody's Baa bond rate for investment grade securities rated Baa1, Baa2, and Baa3 with a twenty-year maturity. If Mr. Belle becomes entitled to a payment under the change-of-control agreement described above before the retention payment is made, he will not be entitled to the retention payment.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return to stockholders (stock price appreciation plus reinvested dividends) on Solutia's common stock with the cumulative total return on each of three indices: the Standard & Poor's ("S&P") 500 Index, the S&P Chemicals (Diversified) Index, and the S&P Chemicals (Specialty) Index. We have chosen to compare Solutia's performance with that of these two chemicals indices because Solutia has a diversified portfolio of products, including a large number of specialty chemicals. The graph assumes that:

     - you invested $100 in Solutia common stock and in each of the indices at the closing price on August 20, 1997 (the date on which Solutia common stock began trading on the New York Stock Exchange);

     - all dividends were reinvested; and

     - you continued to hold your investment through December 31, 2001.

[LINE GRAPH]

                                            SOLUTIA INC.             S&P 500           S&P CHEM.(DIVERS.)      S&P CHEM.(SPEC.)
                                            ------------             -------           ------------------      ----------------
Aug-97                                         100.00                 100.00                 100.00                 100.00
Dec-97                                         124.00                 104.00                  95.00                 105.00
Jun-98                                         134.00                 123.00                 121.00                  95.00
Dec-98                                         104.00                 134.00                 102.00                  90.00
Jun-99                                          99.00                 150.00                  94.00                 118.00
Dec-99                                          72.00                 162.00                  88.00                  99.00
Jun-00                                          64.00                 161.00                  98.00                  85.00
Dec-00                                          56.00                 147.00                 109.00                  88.00
Jun-01                                          60.00                 137.00                 125.00                  99.00
Dec-01                                          66.00                 129.00                 124.00                 100.00

-------------------------------------------------------------------------------------------------------------------------
                     AUG-97    DEC-97    JUN-98    DEC-98    JUN-99    DEC-99    JUN-00    DEC-00    JUN-01    DEC-01
-------------------------------------------------------------------------------------------------------------------------
 Solutia Inc.         100       124       134       104        99        72        64        56        60         66
-------------------------------------------------------------------------------------------------------------------------
 S&P 500(R)           100       104       123       134       150       162       161       147       137        129
-------------------------------------------------------------------------------------------------------------------------
 S&P(R) Chemicals
   (Diversified)      100        95       121       102        94        88        98       109       125        124
-------------------------------------------------------------------------------------------------------------------------
 S&P(R) Chemicals
   (Specialty)        100       105        95        90       118        99        85        88        99        100
-------------------------------------------------------------------------------------------------------------------------

APPROVAL OF THE SOLUTIA INC. 2002-2006 LONG-TERM INCENTIVE PLAN (PROXY ITEM NO.
2)

We are asking for your approval of the Solutia Inc. 2002-2006 Long-Term Incentive Plan. This plan provides for incentive compensation for Solutia's executive officers and certain other key employees designated by the Executive Compensation and Development Committee ("ECDC"). Awards under this plan will be determined by the level of achievement of financial and other performance criteria on which Solutia's sustained progress depends. Upon recommendation of the ECDC, the Board of Directors adopted this plan in February 2002 and directed that the plan be submitted to the stockholders for approval at the annual meeting. Certain key provisions of the plan are summarized below. Because this is a summary, it may not contain all the information that is important to you. You can find the full text of the plan in Appendix A at the end of this proxy statement.

REASON FOR SEEKING STOCKHOLDER APPROVAL

Section 162(m) of the Internal Revenue Code ("Code") requires approval of Solutia's stockholders in order for Solutia to obtain a tax deduction for incentives paid under this plan to any of the executive officers named in the Summary Compensation Table whose compensation for the taxable year exceeds $1,000,000.

MATERIAL FEATURES OF THE PLAN

ELIGIBLE EMPLOYEES. Solutia's executive officers, currently eight in number, and certain other key employees, currently two in number, are eligible to be selected by the ECDC to receive awards under this plan.

ADMINISTRATION. The ECDC administers this plan. The ECDC is composed of "outside directors" as defined under the Code.

PERFORMANCE PERIODS. The plan provides for overlapping performance periods. Each of these periods will have a three-year duration. The first performance period, 2002-2004, will overlap the existing Solutia Inc. Long-Term Incentive Plan approved by stockholders in 2000 and described above on page 13. We do not currently expect to pay any awards under the existing Solutia Inc. Long-Term Incentive Plan.

PERFORMANCE GOALS AND DETERMINATION OF AWARDS. At the beginning of each three-year performance period, the ECDC will establish performance goals that must be achieved before any awards may be made. The performance goals may be based on one or more of the following criteria: return on assets, cash return on assets, free cash flow per share, cumulative free cash flow, earnings per share, net income, and revenue (each as defined by the ECDC). The ECDC will also establish an objective formula or standard for computing the amount of incentive compensation payable to the participants if the performance goals are attained. The ECDC will have the discretion to reduce, but not increase, the final amount of any award, based on the criteria listed above or other factors tied to the success of Solutia and any of its business units. The ECDC may determine that an award is payable upon a participant's death or disability or upon a change of control before achievement of the performance goals.

AWARDS. The ECDC will determine any awards following the end of the performance period. Awards, if any, will be paid in cash. A participant may defer receipt of all or any portion of an award. The maximum value of the award that a participant can receive under this plan for any performance period is $10,000,000. The amounts that participants will receive under this plan are not currently determinable, nor are the amounts that participants would have received for the past five-year period if the plan had been in effect for those years.

AMENDMENTS. The ECDC may modify or terminate the plan at any time.

ADDITIONAL INFORMATION

The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting is required for approval of this plan. If you do not approve this plan, the ECDC will not make awards under the rejected plan. It will investigate the reasons for your rejection and consider an alternate incentive plan or other compensation arrangements.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL
            OF THE SOLUTIA INC. 2002-2006 LONG-TERM INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROXY ITEM NO. 3)

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board of Directors is comprised of four directors who are independent and financially literate within the meaning of the New York Stock Exchange rules regarding audit committees. The board has adopted a written charter setting out the functions the committee is to perform. We review the adequacy of our charter annually. In our role as an audit committee, we review and monitor Solutia's internal controls, financial reports, and accounting practices as well as the scope and extent of the audits performed by Solutia's auditors. In addition, we recommend to the full board the selection of Solutia's principal independent auditors, and we approve in advance all significant audit and non-audit services provided by Solutia's principal independent auditors, Deloitte & Touche LLP.

Management has primary responsibility for Solutia's financial statements and the overall reporting process, including Solutia's system of internal controls. Deloitte audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects Solutia's financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. Deloitte also discusses with us any issues they believe we should consider. We have reviewed Solutia's audited consolidated financial statements for the fiscal year ended December 31, 2001, and discussed them with both management and Deloitte.

We have also discussed with Deloitte the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte required by Independence Standard No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, and have discussed with Deloitte its independence from Solutia. In addition, we have considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

Based on these reviews and discussions, we have recommended to Solutia's Board of Directors that Solutia's audited consolidated financial statements be included in Solutia's Annual Report on Form 10-K for the year ended December 31, 2001, and filed with the U.S. Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE

Frank A. Metz, Jr., Chairman
Paul Donovan
J. Patrick Mulcahy
John B. Slaughter

AUDIT FEES

The following table displays the aggregate fees billed to Solutia for the fiscal year ended December 31, 2001, by Solutia's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

----------------------------------------------------------------------------
  Audit Fees                                          $890,141
----------------------------------------------------------------------------
  Financial Information Systems
     Design and Implementation Fees                     -0-
----------------------------------------------------------------------------
  All Other Fees*                                    $2,393,336
----------------------------------------------------------------------------

* These fees consist of approximately $1,143,980 for audit-related services and $1,249,356 for non-audit-related services. Audit-related services included due diligence consultation, foreign statutory audits, employee benefit plan audits, accounting consultations, and review of registration statements filed with the Securities and Exchange Commission, including the related consents and comfort letters. Non-audit services primarily included expatriate administration and tax preparation, tax consultation, international tax compliance, and other consultations.

REQUEST FOR RATIFICATION

We are asking you to ratify the board's appointment of Deloitte & Touche LLP as principal independent auditors to examine the consolidated financial statements of Solutia and its subsidiaries for the year 2002. The Audit and Finance Committee recommended the selection of Deloitte to the board. Deloitte was originally appointed to act as Solutia's independent auditors in 1997 when Solutia became an independent entity. Deloitte is knowledgeable about Solutia's operations and accounting practices and is well qualified to act as auditor.

We are not legally required to seek your approval of this appointment. However, our board believes that it is sound corporate practice to seek stockholder approval of the appointment of independent auditors. Therefore, our board has adopted a policy of submitting its appointment of independent auditors for your ratification. If you do not ratify the appointment of Deloitte, our Audit and Finance Committee will investigate the reasons for your rejection, and our board will reconsider the appointment.

Representatives of Deloitte do not plan to make a formal statement at the annual meeting. However, they will attend the meeting and be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION
                 OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
               PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 2002.

ADDITIONAL INFORMATION

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in our 2003 proxy materials, we must receive them on or before November 14, 2002. Proposals should be mailed to:

       Solutia Inc.
       P.O. Box 66760
       St. Louis, Missouri 63166-6760
       Attention: Karl R. Barnickol, Secretary

If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2003 Annual Meeting of Stockholders, our by-laws provide that:

     - You must notify Solutia's secretary in writing.

     - Your notice must be received at Solutia's world headquarters not earlier than December 25, 2002, and not later than January 24, 2003.

     - Your notice must contain the specific information required in our by-laws. We will send copies of these requirements to any stockholder who writes to us requesting this information.

Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2003 Annual Meeting without submitting them for possible inclusion in our 2003 proxy materials.

MULTIPLE STOCKHOLDERS HAVING THE SAME ADDRESS

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your broker may send one copy of our annual report and proxy statement to your address. Your consent will remain in effect until you revoke it. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling the telephone number printed on your voting instruction form. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to Solutia Inc., Investor Relations, 3N, P.O. Box 66760, St. Louis, MO 63166-6760 or call us at (314) 674-4520.

                                         KARL R. BARNICKOL
                                         Secretary

March 14, 2002

                                                                      APPENDIX A

                                  SOLUTIA INC.

                       2002-2006 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Solutia Inc. 2002-2006 Long-Term Incentive Plan (the "Plan") is to provide executive officers, or other designated employees, of Solutia Inc. (the "Company") and its affiliates with long-term incentive compensation based on the level of achievement of financial and other performance criteria. The Plan is intended to focus the interests of these key employees on the key measures of the Company's success and to reward these employees for achieving the key measures of the Company's success.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Award" shall mean a cash payment (whether paid or currently deferred) for a Performance Period.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (d) "ECDC" shall mean the Executive Compensation and Development Committee of the Board (or any successor committee), which committee shall consist solely of two or more "outside directors" within the meaning of
     Section 162(m) of the Code.

          (e) "Participant" shall mean any executive officer, or any other key employee, who is eligible and selected by the ECDC to participate in accordance with Section 3 of this Plan.

          (f) "Performance Period" shall mean a three-year period for which the ECDC has established performance goals, the first of which shall commence January 1, 2002 and any of which may overlap with one or more other such periods.

3. Eligibility. Individuals employed by the Company or any of its affiliates in active service during a Performance Period who are executive officers, or other key employees, designated by the ECDC, at any time during such period are eligible to be Participants under the Plan for such Performance Period and may be considered by the ECDC for an Award.

4. Awards.

          (a) The ECDC shall establish objective performance goals not later than 90 days after the beginning of each Performance Period. The performance goals will be based on one or more of the following business criteria: cash return on assets, return on assets, earnings per share, net income, free cash flow per share, cumulative free cash flow, and revenue.

          (b) The ECDC shall also establish the Award payable to a Participant if the performance goals are achieved. The payment of any Award shall be subject to achievement of the performance goals; provided however, that the ECDC may determine that an Award is payable upon a Participant's death, disability or a change of control of the Company prior to the achievement of the performance goals. The ECDC may, in its discretion, reduce the amount of any Award based on such criteria as it shall determine, including, but not limited to any one or more of the following: the actual level of cash return on assets, return on assets, earnings per share, net income, free cash flow per share, cumulative free cash flow and revenue, individual performance, business unit accomplishments, and other factors tied to the success of the Company or any of its business units. Awards shall be paid in cash as soon as practical after the ECDC has certified in writing that the performance goals for the Performance Period have been achieved.

          (c) The ECDC shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto, and the Plan shall be interpreted accordingly.

          (d) The maximum amount of the Award payable to a Participant for any Performance Period shall be $10,000,000.

5. Deferrals. The ECDC may establish procedures pursuant to which Participants are permitted to defer the receipt of Awards; provided that any increase in the amount of the cash payable as a result of such an election shall be based on a reasonable rate of interest or on one or more predetermined actual investments as determined by the ECDC.

6. Other Conditions

          (a) No person shall have any claim to an Award under the Plan. There is no obligation of uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

          (b) Neither the Plan, nor any action taken hereunder, shall be construed as giving to any Participant the right to be retained in the employ of the Company or an affiliate.

          (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

7. Plan Administration.

          (a) The ECDC shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the ECDC shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons. All decisions of the ECDC in administering and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons.

          (b) The Plan shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law, and applicable federal law.

8. Modification or Termination of Plan. The ECDC may modify or terminate the Plan at any time, effective at such date as the ECDC may determine.

DIRECTIONS TO ST. LOUIS           [MAP]
MARRIOTT
WEST HOTEL
FROM LAMBERT INTERNATIONAL
AIRPORT:
Take I-70 West approximately
3 miles to I-270 South, then
8 miles to the 40/I-64 West
exit.
FROM DOWNTOWN ST. LOUIS:
Take Highway 40/I-64 West.
From Highway 40/I-64, exit
Maryville Centre Drive (exit
#23). Go north 1/8 of a
mile. The St. Louis Marriott
West Hotel will be on the
left. Turn into the parking
lot and follow the Solutia
annual meeting signs.

                                 [SOLUTIA LOGO]

SOLUTIA LOGO


                                  SOLUTIA INC.
                                  COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               2002 ANNUAL MEETING
            ST. LOUIS MARRIOTT WEST HOTEL, 660 MARYVILLE CENTRE DRIVE
                            ST. LOUIS, MISSOURI 63141
                           APRIL 24, 2002 AT 1:30 P.M.

The undersigned hereby appoints John C. Hunter III, Karl R. Barnickol, and Robert A. Clausen, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of Solutia Inc. that the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders, and any adjournments thereof, as specified upon the matters indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

If the undersigned is a participant in the Solutia Inc. Savings and Investment Plan, the Pharmacia Savings and Investment Plan, or the Monsanto Savings and Investment Plan, and this proxy card is received on or prior to April 19, 2002, then this card also provides voting instructions to the trustee of such plan to vote at the 2002 Annual Meeting, and any adjournments thereof, all shares of Common Stock of Solutia held in the undersigned's plan account as specified upon the matters indicated on the reverse side and in its discretion upon such other matters as may properly come before the meeting. If the undersigned is a participant in any of these plans and does not instruct the trustee by April 19, 2002, then the trustee will vote the undersigned's plan account shares in proportion to the votes of the other participants in that plan. In addition, the trustee will vote unallocated shares in the plan in direct proportion to voting by allocated shares for which instructions have been received, unless to do so would be inconsistent with the trustee's duties.

         Election of directors to a term of three years to expire at the Annual Meeting in 2005 (see reverse). Nominees are: (01) Paul H. Hatfield,
         (02) J. Patrick Mulcahy, and (03) Sally G. Narodick.


   /\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/\


                PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                      YOUR PROXY BY TELEPHONE OR INTERNET.



           IF YOU WILL BE ATTENDING THE MEETING, YOU NEED TO BRING THE
                     ADMISSION TICKET ON THE REVERSE SIDE.

--------------
                        PLEASE MARK YOUR VOTE
      X                 AS IN THIS EXAMPLE.
--------------

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

-------------------------------------------------------------------------------------------------------------------
                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3.
-------------------------------------------------------------------------------------------------------------------

1. Election of            FOR      WITHHELD        2.   Approval of the Solutia     FOR      AGAINST      ABSTAIN
   Directors to                                         Inc. 2002-2006 Long-
   term listed on          Z          Z                 Term Incentive Plan          Z          Z            Z
   reverse.

                                                   3.   Ratification of             FOR      AGAINST      ABSTAIN
   For, except vote withheld from the                   Deloitte & Touche LLP
   following nominee(s):                                as principal independent     Z          Z            Z
    _________________________________                   auditors for 2002.


                                                   Please sign your name or names exactly as printed hereon. When shares are held by joint tenants, both should sign. Trustees and other fiduciaries should so indicate when signing.

                                                                          -----------------------------------------

                                                                          -----------------------------------------
                                                                            SIGNATURE(S)                       DATE


   /\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/\

                                                            SPACE FOR PIN NUMBER


Solutia Inc. encourages you to vote your shares electronically by telephone or through the Internet. This will eliminate the need to return your proxy card.

To vote your shares by telephone or through the Internet, you must use the control numbers printed in the box above, just below the perforation, to access the system.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up through the day before the meeting.

TO VOTE BY TELEPHONE:
Using a touch-tone phone, U.S. and Canadian stockholders
call toll-free:                                  1-877-PRX-VOTE (1-877-779-8683)

TO VOTE BY INTERNET:
Log on to the Internet and go to the website:      HTTP://WWW.EPROXYVOTE.COM/SOI
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING YOUR SHARES.

                           (Bring this ticket with you if attending the meeting)

                                                                ADMISSION TICKET

                                                                    SOLUTIA INC.
                                                  Annual Meeting of Stockholders
                                                   St. Louis Marriott West Hotel
                                                      660 Maryville Centre Drive
                                                       St. Louis, Missouri 63141
                                                                  April 24, 2002
                                                                       1:30 P.M.